Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, July 31, 2018

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES SECOND QUARTER 2018 RESULTS

Quarter Highlights:

•	Q2 2018 consolidated revenues increased 11.7% over Q2 2017, including currency translation

•	Q2 2018 consolidated operating profit decreased 38.3%

•	Strong Q2 2018 Lift Truck bookings and ending backlog

•	HY Maximal contributed $7.2 million in revenues and generated a $0.2 million net loss since acquisition on June 1, 2018

•	Bolzoni Q2 2018 revenues increased 25.3% over Q2 2017 and operating profit increased to $3.2 million from $0.5 million

•	Nuvera Q2 2018 operating loss decreased to $9.5 million from $10.5 million in Q2 2017

Cleveland, Ohio, July 31, 2018 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $765.6 million and consolidated net income of $5.6 million, or $0.34 per diluted share, for the second quarter of 2018, compared with consolidated revenues of $685.5 million and consolidated net income of $16.4 million, or $0.99 per diluted share, in the second quarter of 2017. Consolidated operating profit was $10.8 million for the second quarter of 2018 compared with $17.5 million for the second quarter of 2017.
As previously announced on June 1, 2018, the Company completed its acquisition of 75 percent of the outstanding shares of Zhejiang Maximal Forklift Co., Ltd. for an aggregate purchase price of $90 million, funded by cash on hand. With the conclusion of the acquisition, Zhejiang Maximal Forklift Co., Ltd. was renamed Hyster-Yale Maximal Forklift (Zhejiang) Co., Ltd. (“HY Maximal”). Consolidated net income in the second quarters of 2018 and 2017 includes $1.9 million and $0.5 million pre-tax of Maximal acquisition-related costs, respectively, reported in the Americas segment, as well as an increase in 2018 tax expense of $1.1 million related to accumulated non-deductible acquisition costs.
For the six months ended June 30, 2018, the Company reported consolidated revenues of $1.6 billion and net income of $20.5 million, or $1.24 per diluted share, compared with consolidated revenues of $1.4 billion and net income of $34.5 million, or $2.09 per diluted share, for the first six months of 2017. Consolidated operating profit was $30.0 million for the first half of 2018 compared with $40.1 million in the first half of 2017. Operating profit in 2018 and 2017 includes $2.4 million and $1.4 million of Maximal acquisition costs, respectively.
The Company's cash position was $152.4 million as of June 30, 2018 compared with $220.1 million as of December 31, 2017. Debt as of June 30, 2018 decreased to $273.1 million from $290.7 million as of December 31, 2017.

Adjusted EBITDA for the second quarter and trailing twelve months ended June 30, 2018 was $21.9 million and $141.3 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 10.
For the 2018 full year, the Company expects its consolidated operating profit to increase over 2017 primarily due to a lower operating loss at Nuvera, principally in the fourth quarter of 2018, and an expected improvement in Bolzoni’s operating profit. These improvements are expected to be partially offset by a modest decrease in full year operating profit at the Lift Truck business due to the lower operating profit in the first half of 2018, combined with a modest decline in the third quarter, mostly offset by a substantial increase in operating profit in the fourth quarter.
Consolidated 2018 net income is expected to increase substantially over 2017 due to the absence of unfavorable tax adjustments of $18.4 million made in 2017 as a result of U.S. tax reform legislation.
Excluding the cash paid for HY Maximal in June 2018 and the favorable effect from the 2016 unplanned acceleration of payments on the first quarter of 2017, consolidated cash flow before financing activities is expected to decrease significantly in the second half of 2018 and for the 2018 full year compared with the prior year periods, primarily due to anticipated increased working capital and higher capital expenditures.

Consolidated Lift Truck Results
The Lift Truck business reported revenues of $720.1 million and net income of $11.0 million for the second quarter of 2018 compared with revenues of $647.7 million and net income of $23.8 million for the second quarter of 2017. Lift truck operating profit was $17.3 million for the second quarter of 2018 compared with $27.8 million for the second quarter of 2017.
The second-quarter 2018 Lift Truck net income includes a $2.6 million pre-tax unfavorable mark-to-market adjustment for the Company's equity investment in a third party and a $0.7 million unfavorable pension settlement adjustment reported in the Americas. Net income in 2017 also included a net discrete tax benefit of $2.8 million, of which $4.4 million of discrete tax benefits were reported in the Americas and a $1.6 million discrete tax expense was reported in JAPIC.
Consolidated worldwide new unit shipments increased to approximately 23,900 units in the second quarter of 2018 from approximately 22,200 units in the second quarter of 2017, but decreased from 24,800 units in the first quarter of 2018, primarily due to temporary supply issues. These issues have been resolved and are not expected to affect shipments in the remainder of 2018.
Second quarter 2018 bookings were approximately 29,500 units, or approximately $720 million, compared with approximately 25,300 units, or approximately $575 million, in the second quarter of 2017. Worldwide backlog was approximately 41,700 units, or approximately $1.1 billion, at June 30, 2018 compared with approximately 35,300 units, or approximately $820 million, at June 30, 2017 and approximately 36,100 units, or approximately $930 million, at March 31, 2018. Average unit backlog value increased due to the mix of products within the backlog as the Company continued to sell more higher-priced units and fewer lower-priced Class 3 products.
For the six months ended June 30, 2018, the Lift Truck business reported revenues of $1.5 billion and net income of $31.7 million compared with revenues of $1.3 billion and net income of $46.1 million for the six months ended June 30, 2017. Lift truck shipments increased to approximately 48,700 units in the first half of 2018 from approximately 45,500 units in the first half of 2017.

Americas Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased 8.9% to $471.6 million in the second quarter of 2018 from $432.9 million in the second quarter of 2017, mainly due to an increase in unit shipments of higher-priced trucks and an increase in parts sales. Unit shipments increased by approximately 700 units over the second quarter of 2017. Revenues increased primarily as a result of increased sales of Class 5 internal combustion engine lift trucks, including Big Trucks and the XT/MX standard truck, partially offset by reduced sales of lower-priced Class 1 electric trucks.
Despite higher unit volumes and parts sales, operating profit in the Americas decreased to $18.0 million in the second quarter of 2018 from $27.7 million in the prior year quarter, primarily driven by material and freight cost inflation of $7.7 million, net of modest price increases, an increase in operating expenses of $6.1 million and unfavorable currency movements. The Americas implemented price increases during the first half of the year to offset higher than planned material cost inflation but the second-quarter operating results reflect the lag between when price increases go into effect and when they are fully realized since customer orders in backlog are generally price protected. Operating expenses increased as a result of an increase in sales and product development expenses incurred to execute the Company's strategic initiatives, and higher acquisition costs.

Americas - Outlook
The Americas market remained strong in the second quarter of 2018 but moderated from the double digit growth experienced in the first quarter. For the remainder of 2018, the Company expects the overall Americas market to be at levels comparable to the second half of 2017. Despite this moderated market environment, the Company expects unit shipments, revenues and parts sales to continue to increase over the remainder of 2018 compared with the second half of 2017 as share gain initiatives continue to mature.
Operating profit in the Americas is also expected to increase in the second half of 2018, with an anticipated modest decrease in the third quarter expected to be significantly offset by anticipated improvements in the fourth quarter. The decrease in the third quarter operating profit is expected to be driven primarily by shipments of backlog orders that were booked at prices in effect prior to the Americas' price increases, as well as higher operating expenses. The improvements in the fourth quarter are the result of an expected increase in sales volumes of higher-priced Class 5 internal combustion engine trucks, including Big Trucks, as well as an expected improvement in product pricing as trucks booked at the new higher prices are shipped. As a result, full-year 2018 operating profit is expected to be comparable to 2017. The Americas implemented price increases to help recover anticipated material cost inflation, including the impact of tariffs, and expects to continue to implement pricing actions as needed. The Company is still working to determine the full impact of the most recent tariffs on its future operating results, and at the same time reviewing a number of strategies to minimize their effect. The Americas intends to adjust sourcing, as appropriate, to help mitigate the effects of the newly enacted and impending tariffs.

EMEA Results
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased 10.7% to $191.0 million in the second quarter of 2018 from $172.6 million in the second quarter of 2017. Due to favorable currency movements, revenues increased by $17.1 million as a result of the translation of EMEA's sales into U.S. dollars. An increase in parts sales also contributed to the revenue increase. Despite an increase in shipments of approximately 100 units, the unfavorable effect of a shift in sales to lower-priced Class 2 and Class 3 warehouse trucks combined with fewer shipments of higher-priced Class 5 internal combustion engine trucks, including Big Trucks, partially offset the increase in revenues.

Despite an increase in revenues, EMEA's operating profit decreased to $1.4 million in the second quarter of 2018 from $2.3 million in the second quarter of 2017. An increase in operating expenses, including higher sales costs to support the Company's strategic initiatives and $1.2 million of unfavorable currency movements, was partially offset by an increase in gross profit. Gross profit improved primarily as a result of favorable currency movements of $1.0 million and higher parts sales, partially offset by increased material and manufacturing costs, net of price increases, and a shift in sales mix to lower-margin products.

EMEA - Outlook
The EMEA market is expected to continue to grow in the second half of 2018 but at a more moderate rate than the double digit growth seen in the first half of 2018. As a result of these current market conditions and anticipated market share gains, volume is expected to increase moderately in the second half of 2018 compared with the second half of 2017 due to an increase in shipments of lower-priced Class 3 warehouse trucks and lower-capacity Class 5 internal combustion engine trucks. An increase in parts sales is expected to further increase revenues during the second half of 2018, resulting in an overall moderate increase in 2018 full year revenues over 2017.
Despite the increase in revenues, operating profit in EMEA is expected to decrease in the second half of 2018, resulting in a decrease in full year 2018 operating profit compared with 2017. Anticipated higher operating expenses to support the Company's strategic initiatives, as well as expected material cost inflation, net of price increases, are expected to offset the benefits to operating profit from the anticipated revenue increase and favorable currency effects expected at current currency rates. The Company also continues to be concerned about political tensions and sanctions in Russia, which could have a material impact on results from that country.

JAPIC Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, and one month of results from HY Maximal, increased to $57.5 million in the second quarter of 2018 from $42.2 million in the second quarter of 2017. Second quarter 2018 revenues included $7.2 million generated from shipments of approximately 600 units at HY Maximal, which was acquired June 1, 2018. Excluding the impact of the HY Maximal acquisition, JAPIC revenues increased mainly as a result of an increase in shipments of approximately 300 units, primarily in higher-priced Class 2 electric trucks, as well as Class 5 internal combustion engine lift trucks, including Big Trucks. Favorable currency movements of $1.7 million and higher parts revenues also contributed to the revenue increase.
JAPIC generated an operating loss of $2.1 million in the second quarter of 2018 compared with an operating loss of $2.2 million in the second quarter of 2017. Included in the 2018 operating loss are $0.5 million of HY Maximal post-acquisition expenses related to the purchase and amortization of intangibles.

JAPIC - Outlook
Over the remainder of 2018, the JAPIC market is expected to be comparable to 2017 as a result of market declines in most market areas except China, which is expected to have only modest growth in the second half of the year. Despite this market environment, JAPIC revenues are expected to improve in the remainder of 2018 compared with the prior year period as a result of the continued implementation of the Company's strategic initiatives, including the acquisition of HY Maximal. However, operating results in the second half and for the 2018 full year are expected to decrease compared with the respective 2017 periods as costs to integrate HY Maximal increase over the remainder of 2018. In addition, purchase price accounting adjustments associated with the acquisition of HY Maximal will be required and are expected to unfavorably affect JAPIC results.

Overall Lift Truck Outlook
Hyster-Yale remains focused on increasing unit volumes and market share in its Lift Truck business over the remainder of 2018 and in future years through the continued implementation of its key strategic initiatives, which include delivering industry- and customer-focused solutions, providing low cost of ownership and enhanced productivity for customers, enhancing independent distribution, growing in emerging markets, maintaining leadership in the attachments business and providing leadership in fuel cells and their applications. The Company has realigned its sales and marketing teams and increased its sales resources to execute the Company's specific industry strategies more effectively.
To meet customer needs, the Company is developing new products in many segments that are expected to support its increased market share objectives.  The Company is currently enhancing its electric and warehouse products. In late 2017 and mid-2018, the Company launched new versions of the Class 3 electric-stacker warehouse truck and new Class 1 electric counterbalanced trucks in EMEA, and expects to launch a new EMEA retail Reach Truck in the second half of 2018. For the Americas, the Company expects to introduce a new Class 3 end-rider truck in the second half of 2018. The Company also expects to introduce a new mast and front end, with improved visibility, for its 8- to 16-ton Class 5 Big Trucks in the second half of 2018. Hyster-Yale is also working with a customer to test a 52-ton Big Truck powered by lithium-ion batteries, and is testing an 8 to 9 ton high-performance, lithium-ion counterbalanced truck in EMEA. The first prototype is expected to move to customer testing in early 2019. The Company has additional plans to expand its Big Truck product line. These new products, as well as those recently launched and the introduction of other new products in the pipeline, including trucks with new Nuvera® Fuel Cell System battery box replacements ("BBRs"), are expected to contribute to market share gains, improve revenues and enhance operating margins.
The overall global lift truck market remained strong in the first half of 2018, but is expected to grow only modestly in the second half of 2018 compared with both the second half of 2017 and the first half of 2018. Unit shipments and unit and parts revenues in the Lift Truck business are expected to increase during the second half and for the 2018 full year compared with the same periods in 2017.
Operating profit is also expected to increase in the second half of 2018, with a modest decrease in the third quarter expected to be more than offset by improvements in the fourth quarter due to an expected increase in product pricing as price increases come into effect on trucks shipped. These improvements are expected to be partially offset by material cost inflation, and by higher operating expenses driven by continued investments in the Company's strategic initiatives. However, the improvements in the second half of 2018 are not expected to offset the reduced operating profit in the first half of 2018. As a result, the Company expects an overall moderate decrease in full year 2018 operating profit compared with 2017. Nevertheless, net income in the second half of 2018 is expected to increase substantially over the second half of 2017 as a result of the absence of the tax adjustments made in 2017 for U.S. tax reform legislation.
The Company anticipates that commodity costs will continue to increase as the year progresses, although these costs, particularly for steel, remain volatile and sensitive to changes in the global economy and to tariffs. The Company will continue to monitor and forecast these costs, and tariff implications, closely and adjust pricing accordingly.

Bolzoni Results
Bolzoni reported net income of $2.1 million and revenues of $52.5 million for the second quarter of 2018 compared with a net loss of $0.1 million and revenues of $41.9 million for the second quarter of

2017. Bolzoni's operating profit was $3.2 million for the second quarter of 2018 compared with $0.5 million for the second quarter of 2017.
Bolzoni's revenue increase was driven primarily by higher sales volumes in EMEA. In addition, due to favorable currency movements, revenues increased $4.7 million as a result of the translation of Bolzoni's sales into U.S. dollars. Bolzoni's operating profit improved as a result of an increase in gross profit of $4.4 million, including the absence of unfavorable currency movements in the prior year of $1.6 million, partially offset by higher operating expenses.
For the six months ended June 30, 2018, Bolzoni reported net income of $4.0 million and revenues of $103.7 million compared with net income of $1.4 million and revenues of $83.5 million for the six months ended June 30, 2017.

Bolzoni Outlook
The majority of Bolzoni's revenues are generated in the EMEA market, primarily Western and Eastern Europe, and, to a lesser degree, in North America. As a result of anticipated growth in the EMEA market and the continued implementation of sales enhancement programs, Bolzoni expects revenues in the second half of 2018 to increase compared with the second half of 2017, primarily in the third quarter. The improvement in revenues in the second half of 2018 is expected to be at a lower level than in the first half of 2018.
In addition to the anticipated increase in revenues and the expected operating leverage resulting from the sales growth, the continued implementation of several key strategic programs is expected to generate substantial growth in Bolzoni's operating profit and net income for the remainder of 2018, as well as for the 2018 full year, compared with the respective 2017 periods.

Nuvera Results
Nuvera reported revenues of $0.4 million, an operating loss of $9.5 million and a net loss of $6.9 million for the second quarter of 2018 compared with revenues of $0.4 million, an operating loss of $10.5 million and a net loss of $6.3 million for the second quarter of 2017. In the second quarter of 2018, Nuvera shipped 91 BBR units compared with 31 in the prior year quarter, but revenue on these units has been deferred until a later period.
Nuvera's operating loss decreased in the second quarter of 2018 compared with both the prior year second quarter and the 2018 first quarter operating loss of $10.0 million, mainly as a result of lower product development costs. Nuvera's net loss increased primarily as a result of Nuvera realizing a smaller tax benefit on its pre-tax losses due to a lower effective income tax rate under the U.S. tax reform legislation.
For the six months ended June 30, 2018, Nuvera reported a net loss of $14.2 million and revenues of $0.7 million compared with a net loss of $12.0 million and revenues of $3.0 million for the six months ended June 30, 2017.

Nuvera Outlook
BBR unit shipments increased in the first half of 2018 and Nuvera expects shipments to continue to increase in the second half of the year. The unit backlog was just over 250 BBRs as of June 30, 2018. Nuvera expects demand to increase throughout the remainder of 2018 and expects its cost base to continue to decrease due to substantial cost reductions on future purchases of core components. Nuvera expects to continue to leverage improved designs and higher volumes through its supply chain to generate further cost reductions in 2019, although recently implemented tariffs on imported components will partially offset these reductions. Nuvera is working closely with suppliers to find alternative sourcing for affected components.

Production of BBRs at Nuvera's Billerica, Massachusetts facility is expected to be phased out and transferred to the Lift Truck business. The manufacturing of BBR products at the Lift Truck business' plant in Greenville, North Carolina is expected to begin in 2019, with a steady ramp up in demand anticipated.
With the phase out of BBR production in Billerica, Nuvera will focus on the design, manufacture and sales and marketing of fuel cell stacks and engines. In addition to growing demand for engines used in BBRs, reinforced by the recently extended federal fuel cell tax credit, Nuvera is experiencing significant interest in its stacks and fuel cell engines for applications outside of the BBR lift truck market, particularly in China, and believes this could be a significant and profitable growth opportunity.
Early in the third quarter of 2018, Nuvera finalized an agreement to manufacture and assemble fuel cell engines designed by Nuvera for use in the Chinese “New Energy Vehicle” market. The agreement provides a product license for the exclusive manufacture of 45 kW fuel cell engines, based on Nuvera's Orion® Gen1 fuel cell stack, for sale in China over the next three years. The units are expected to be integrated in transit buses, delivery vehicles and other motive platforms in the cities of Ningbo, Hangzhou, Kunming, and Xi’an. In addition to the fuel cell engine manufacturing license, the agreement also provides royalty and technology services revenue to Nuvera. The agreement incorporates a minimum initial purchase volume of 500 fuel cell stacks after successful testing of the engines with annual minimum purchases increasing significantly throughout the three-year term of the contract. The fuel cell stacks used in these engines will be manufactured exclusively by Nuvera, initially at its facility in Billerica, Massachusetts. Localized manufacturing in China is anticipated in the 2019-2020 timeframe.
In addition, earlier in 2018, Nuvera and the Lift Truck business were selected to partner with the Center for Transportation and the Environment, which received an award in the second quarter of 2018 from the California Air Resources Board, to demonstrate operations of a Hyster® 1150-CH Top Loader Big Truck using an electrified powertrain and Nuvera's Orion®-based fuel cell engine for the Port of Los Angeles. This will be the first demonstration of Nuvera’s plan to develop easily integrated, high-power fuel cell engines for use in OEM products.
The Company's current target is to achieve break-even by late 2019, although this target could be achieved earlier or later depending on sales volumes for fuel cell-powered lift trucks, as well as engine sales for other markets. The operating loss in the second half of 2018 is expected to decrease compared with the second half of 2017, especially in the fourth quarter, and moderate more substantially over 2019. While the 2018 full year operating loss is expected to be lower than in 2017 as a result of improvements in the second half of the year, the 2018 full year net loss is expected to be comparable to 2017 because a smaller tax benefit is expected to be realized on Nuvera's losses due to a lower effective income tax rate under U.S. tax reform legislation.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, August 1, 2018 at 11:00 a.m. Eastern time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 4672709, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 8, 2018. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted EBITDA. For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) delays in delivery or increases in costs, including transportation costs or the imposition of tariffs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (3) the successful commercialization of Nuvera's technology, (4) customer acceptance of pricing, (5) the political and economic uncertainties in the countries where the Company does business, (6) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (7) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) delays in manufacturing and delivery schedules, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) customer acceptance of, changes in the costs of, or delays in the development of new products, (11) introduction of new products by, or more favorable product pricing offered by, competitors, (12) product liability or other litigation, warranty claims or returns of products, (13) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, (16) Hyster-Yale may not be able to successfully integrate Maximal’s operations and employees, and (17) the possibility that the final impact of the U.S. Tax Cuts and Jobs Act on the 2018 financial results could be more unfavorable than the provisional amount reported in the 2017 fourth quarter financial results.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The

Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale Group also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries, visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In millions, except per share data)

Revenues	$765.6	$685.5	$1,553.8	$1,398.6
Cost of sales	639.4	563.8	1,295.5	1,150.8
Gross Profit	126.2	121.7	258.3	247.8
Selling, general and administrative expenses	115.4	104.2	228.3	207.7
Operating Profit	10.8	17.5	30.0	40.1
Other (income) expense
Interest expense	4.0	2.6	8.0	4.4
Income from unconsolidated affiliates	(2.4)	(1.9)	(5.2)	(4.0)
Other	(0.3)	(1.5)	(2.1)	(2.9)
Income before Income Taxes	9.5	18.3	29.3	42.6
Income tax provision	3.8	1.9	8.7	8.1
Net income attributable to noncontrolling interest	(0.1)	—	(0.1)	—
Net Income Attributable to Stockholders	$5.6	$16.4	$20.5	$34.5

Basic earnings per share	$0.34	$1.00	$1.24	$2.10

Diluted earnings per share	$0.34	$0.99	$1.24	$2.09

Basic weighted average shares outstanding	16.550	16.453	16.525	16.435
Diluted weighted average shares outstanding	16.587	16.503	16.578	16.490

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	9/30/2017	12/31/2017	3/31/2018	6/30/2018	LTM 6/30/2018
	(In millions)
Net Income Attributable to Stockholders	$16.5	$(2.4)	$14.9	$5.6	$34.6
Nuvera asset impairment charge	—	4.9	—	—	4.9
Noncontrolling interest income	0.2	0.1	—	0.1	0.4
Income tax provision (benefit)	(0.8)	37.6	4.9	3.8	45.5
Interest expense	6.2	4.0	4.0	4.0	18.2
Interest income	(2.0)	(0.8)	(0.8)	(1.0)	(4.6)
Depreciation and amortization expense	10.4	11.1	11.4	9.4	42.3
ADJUSTED EBITDA*	$30.5	$54.5	$34.4	$21.9	$141.3

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income before asset impairment charges, income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	(In millions)
Revenues
Americas	$471.6	$432.9	$967.5	$898.9
EMEA	191.0	172.6	388.9	335.0
JAPIC	57.5	42.2	107.0	86.0
Lift truck business	$720.1	$647.7	$1,463.4	$1,319.9
Bolzoni	52.5	41.9	103.7	83.5
Nuvera	0.4	0.4	0.7	3.0
Eliminations	(7.4)	(4.5)	(14.0)	(7.8)
Total	$765.6	$685.5	$1,553.8	$1,398.6

Gross profit (loss)
Americas	$79.1	$82.7	$164.9	$167.6
EMEA	25.1	23.6	50.9	46.1
JAPIC	6.1	4.2	10.6	9.7
Lift truck business	$110.3	$110.5	$226.4	$223.4
Bolzoni	16.8	12.4	33.8	26.2
Nuvera	(0.7)	(0.9)	(1.6)	(1.5)
Eliminations	(0.2)	(0.3)	(0.3)	(0.3)
Total	$126.2	$121.7	$258.3	$247.8

Operating profit (loss)
Americas	$18.0	$27.7	$45.9	$57.3
EMEA	1.4	2.3	2.3	3.2
JAPIC	(2.1)	(2.2)	(4.3)	(2.9)
Lift truck business	$17.3	$27.8	$43.9	$57.6
Bolzoni	3.2	0.5	5.9	2.8
Nuvera	(9.5)	(10.5)	(19.5)	(20.0)
Eliminations	(0.2)	(0.3)	(0.3)	(0.3)
Total	$10.8	$17.5	$30.0	$40.1

Net income (loss) attributable to stockholders
Americas	$10.2	$23.8	$30.6	$44.3
EMEA	1.3	2.2	2.3	3.3
JAPIC	(0.5)	(2.2)	(1.2)	(1.5)
Lift truck business	$11.0	$23.8	$31.7	$46.1
Bolzoni	2.1	(0.1)	4.0	1.4
Nuvera	(6.9)	(6.3)	(14.2)	(12.0)
Eliminations	(0.6)	(1.0)	(1.0)	(1.0)
Total	$5.6	$16.4	$20.5	$34.5

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2018	2017
	(In millions)
Net cash provided by operating activities	$52.0	$140.3
Net cash used for investing activities	(89.5)	(22.7)
Cash Flow Before Financing Activities	$(37.5)	$117.6

	June 30, 2018	December 31, 2017
Debt	$273.1	$290.7
Cash	152.4	220.1
Net Debt	$120.7	$70.6